EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in the annual report on Form 10-KSB for Atlantic Wine Agencies, Inc. f/k/a New England Acquisitions, Inc. ("Company"), dated on or about July 12, 2007, relating to the financial statements of the Company for the period ending March 31, 2007 and to the reference to our Firm under the Item entitled "Changes In and Disagreements with Accountants on Accounting and Financial Disclosure" in the report.

/s/ Meyler & Company , LLC
MEYLER & COMPANY, LLC
Middletown, New Jersey
July 12, 2007